EXHIBIT 99.1

Contacts:
Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner Wang
WeissComm Partners
(415) 362-5018

PHARMACYCLICS ANNOUNCES PRESENTATION OF INTERIM DATA FROM STUDY EVALUATING XCYTRIN PLUS TAXOTERE FOR ADVANCED RECURRENT TUMORS

-Initiates Phase 1 Trial of Xcytrin for First Line Therapy of Lung Cancer-

Vienna, Austria -- November 1, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the presentation of interim data from a Phase 1 clinical trial of Xcytrin® (motexafin gadolinium) Injection, the company's lead cancer therapeutic candidate, in combination with Taxotere® (docetaxel) for the treatment of patients with advanced refractory tumors. The presentation took place at the 29th Congress of the European Society for Medical Oncology (ESMO 2004) taking place this week in Vienna, Austria. Pharmacyclics also announced the initiation of a Phase 1 trial of Xcytrin in combination with Taxotere and Cisplatin for treatment of patients with non-small cell lung cancer (NSCLC).

The ongoing study presented at ESMO has enrolled ten patients of which nine are evaluable for response at this time, including patients with metastatic cancer of the lung (5), ovary (2), prostate (1), and breast (1). Five patients receiving Xcytrin and Taxotere have achieved a partial response including three of the five patients suffering from NSCLC. Patients had failed one to five prior treatment regimens, which in three of the responding patients (two with NSCLC) included treatment with a member of the taxane family.

"Our preliminary findings are encouraging, especially considering that these patients have advanced refractory disease," said Kishan Pandya, M.D., professor of medicine and oncology, James P. Wilmot Cancer Center at the University of Rochester, and principal investigator of the trial. "We are particularly excited about the observation of objective tumor responses in patients who have failed previous therapy with taxanes. Xcytrin's novel mechanism of action and non-overlapping toxicity with standard chemotherapy motivated us to examine this combination."

The Phase 1 dose-escalating study is designed to evaluate the safety and tumor response rate for the combination of Xcytrin with Taxotere. Successive cohorts of patients are given increasing doses of Xcytrin together with a standard dose of Taxotere and treatment is repeated every 21 days. No toxicity, other than that normally attributable to Taxotere, has been observed.

"The early results of combining Xcytrin with chemotherapy drugs, such as Taxotere, are encouraging," said Richard A. Miller M.D., president and chief executive officer of Pharmacyclics. "We continue to build upon our experience and clinical data with Xcytrin in various lung cancer studies including our previous randomized trial with Xcytrin in patients with brain metastases, where we saw a potential benefit in patients with NSCLC."

The newly initiated Phase 1 trial of Xcytrin will evaluate the safety and tumor response of Xcytrin in combination with Taxotere and Cisplatin for first line treatment of patients with NSCLC. The trial is planned to enroll 25 patients with newly diagnosed locally advanced or metastatic disease. Successive cohorts of patients will receive increasing doses of Xcytrin along with standard doses of Taxotere and Cisplatin. The trial is currently underway at the University of Texas M.D. Anderson Cancer Center in Houston, Texas.

About Non-Small Cell Lung Cancer (NSCLC)

The American Cancer Society predicts that there will be more than 173,000 new cases of lung cancer in the U.S. in 2004. Lung cancer is the leading cause of cancer death, and accounts for over 150,000 deaths in the U.S. each year. The most common form of lung cancer, non-small cell, is incurable in advanced stages. Lung cancer frequently spreads to other body parts including the brain. Advanced lung cancer is usually treated with combination chemotherapy using drugs such as Cisplatin, Carboplatin, taxanes and others.

About Xcytrin

Xcytrin is an anti-cancer agent with a novel mechanism of action that selectively concentrates in tumors and induces apoptosis (programmed cell death). Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another part of the body) in NSCLC patients. Xcytrin is currently being evaluated in a randomized Phase 3 clinical trial (the SMART trial) designed to compare the effects of whole brain radiation therapy (WBRT) alone to WBRT plus Xcytrin for the treatment of brain metastases in patients suffering from NSCLC. Xcytrin also is currently under investigation in several Phase 1 and Phase 2 clinical trials in various cancers evaluating its use as a single agent and in combination with chemotherapy and/or radiation therapy. Pre-clinical models indicate that Xcytrin is cytotoxic to tumor cells and also enhances the cytotoxic activity of selected chemotherapies, including Cisplatin and taxanes.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that are designed to selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products in development can be found on its website at www.pcyc.com. Pharmacyclics® , Xcytrin® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

Taxotere® is a registered trademark of Aventis.

NOTE: Other than statements of historical fact, the statements made in this press release about enrollment plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-K for the fiscal year ended June 30, 2004. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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